Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Crescent Biopharma, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.001 par value per share	Rule 457(a)	2,006,898 (2)	$10.80 (3)	$21,674,498.40	$138.10 per $1,000,000	$2,993.25
Total Offering Amounts					$21,674,498.40		$2,993.25
Total Fee Offsets (4)							$—
Net Fee Due							$2,993.25

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Consists of 1,673,445 shares of ordinary shares, par value $0.001 per share (the “Ordinary Shares”), of Crescent Biopharma, Inc, a Cayman Islands exempted company. (the “Registrant”), that are issuable under the Registrant’s 2025 Stock Incentive Plan, as amended and restated, and 333,453 Ordinary Shares that are issuable under the Registrant’s 2025 Employee Stock Purchase Plan, as amended and restated.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on The Nasdaq Stock Market LLC on February 20, 2026.

(4)The Registrant does not have any fee offsets.